EXHIBIT 4.1

ENTRÉE GOLD INC.

STOCK OPTION PLAN

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Choice of Law	4
1.3 Headings	4

ARTICLE 2 PURPOSE AND PARTICIPATION	4
2.1 Purpose	4
2.2 Participation	5
2.3 Notification of Award	5
2.4 Copy of Plan	5
2.5 Limitation	5

ARTICLE 3 TERMS AND CONDITIONS OF OPTIONS	5
3.1 Board to Issue Common Shares	5
3.2A Number of Common Shares	5
3.2B Availability of Common Shares for Subsequent Options	5
3.3 Term of Option	6
3.4 Termination	6
3.5 Exercise Price	8
3.6 Additional Terms	8
3.7 Assignment of Options	8
3.8 Adjustments	8
3.9 Vesting	9

ARTICLE 4 EXERCISE OF OPTION	9
4.1A Exercise of Option	9
4.1B Transformation of Stock Option into Share Appreciation Right	9
4.2 Issue of Share Certificates	10
4.3 Condition of Issue	10
4.4 Taxes	10

ARTICLE 5 ADMINISTRATION	10
5.1 Administration	10
5.2 Interpretation	10

ARTICLE 6 AMENDMENT, TERMINATION AND NOTICE	11
6.1 Prospective Amendment	11
6.2 Retrospective Amendment	11
6.3 Amendment to Option	11
6.4 Approvals	12
6.5 Termination	12
6.6 Agreement	12
6.7 Notice	12

ARTICLE 7 OPTIONS GRANTED TO U.S. PARTICIPANTS	12
7.1 Definitions	12
7.2 Maximum Number of Common Shares for Incentive Stock Options	13

7.3 Special Requirements Applicable to Nonqualified Stock Options and to Incentive Stock Options granted to U.S. Participants	13
7.4 Special Requirements Applicable to Incentive Stock Options	14

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STOCK OPTION PLAN

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below:

(a)
“Administrator” means, initially, the Secretary of the Company and thereafter shall mean such director or other executive officer or employee of the Company as may be designated as Administrator by the Board from time to time.

(b)	“Award Date” means the date on which the Board awards a particular Option.

(c)	“Board” means the board of directors of the Company, or any committee thereof to which the board of directors of the Company has delegated the power to administer and grant Options under the Plan.

(d)	“Cause” means:

(i)
in the case of an Employee or Officer (1) cause as such term is defined in the written employment agreement with the Employee or Officer or if there is no written employment agreement or cause is not defined therein, the usual meaning of just cause under the common law or the laws of the jurisdiction in which the Employee or Officer is employed; or (2) the termination of employment as a result of an order made by any Regulatory Authority having jurisdiction to so order;

(ii)
in the case of a Consultant (1) the occurrence of any event which, under the written consulting contract with the Consultant or if there is no written consulting contract the common law or the laws of the jurisdiction in which the consultant provides services, gives the Company or any of its affiliates the right to immediately terminate the consulting relationship; or (2) the termination of the consulting relationship as a result of an order made by any Regulatory Authority having jurisdiction to so order; or

(iii)
in the case of a Director, ceasing to be a Director as a result of (1) ceasing to meet the qualifications set out in section 124 of the Business Corporations Act (British Columbia) or equivalent provisions in any replacement legislation; (2) a resolution having been passed under subsection 128(3) or 128(4) of the Business Corporations Act (British Columbia) or equivalent provisions in any replacement legislation; or (3) an order made by any Regulatory Authority having jurisdiction to so order.

(e)	“Change of Control” means and shall be deemed to have occurred if one of the following events takes place:

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(i)
the Company sells, leases or otherwise disposes of all or substantially all of its assets and undertaking to a Person or a combination of Persons at arm’s length to the Company and its affiliates, whether pursuant to one or more transactions;

(ii)
the Company amalgamates or enters into a plan of arrangement with another company at arm’s length to the Company and its affiliates, other than an amalgamation or plan of arrangement that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such amalgamation or plan of arrangement;

(iii)
any Person or combination of Persons at arm’s length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; or

(vi)	any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Company.

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder.

(g)	“Common Share” or “Common Shares” means, as the case may be, one or more common shares without par value in the capital of the Company.

(h)	“Company” means Entrée Gold Inc., a company continued under the laws of the Province of British Columbia.

(i)	“Consultant” has the meaning given to that term in National Instrument 45-106 and for the purposes of the Plan includes consultants of the Company and any of its affiliates.

(j)	“Director” has the meaning given to that term in the Securities Act (British Columbia), and for the purposes of the Plan includes directors of the Company and any of its affiliates.

(k)	“Eligible Persons” means Directors, Officers, Employees and Consultants.

(l)	“Employee” includes part-time and full-time employees of the Company and any of its affiliates.

(m)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder.

(n)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date.

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(o)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with paragraph 3.5.

(p)	“Expiry Date” means the date determined in accordance with paragraph 3.4 and after which a particular Option cannot be exercised.

(q)	“Fixed Expiry Date” has the meaning given to that term under paragraph 3.4.

(r)	“insider” has the meaning given to that term in the Securities Act (Ontario) and includes associates and affiliates of the insider.

(s)	“Market Price” of the Common Shares for a particular Award Date means the closing price of the Common Shares on the TSX on the last trading day immediately preceding the Award Date.

(t)	“Officer” means an executive officer as such term is defined in National Instrument 51-102, and for the purposes of the Plan includes executive officers of the Company and any of its affiliates.

(u)	“Option” means an option to acquire Common Shares, awarded to an Eligible Person pursuant to the Plan.

(v)	“Option Certificate” means the certificate, in the form set out as Schedule “A” hereto, evidencing an Option.

(w)	“Option Holder” means a Person who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such Person.

(x)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(y)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(z)	“Plan” means this stock option plan.

(aa)
“Regulatory Authorities” means all stock exchanges, inter-dealer quotation networks and other organized trading facilities on which the Company’s Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company.

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(bb)
“Securities Laws” means securities legislation, securities regulations and securities rules, as amended, and the instruments, forms, notices and policy documents in force from time to time that are applicable to the Company.

(cc)	“Share” or “Shares” means, as the case may be, one or more shares of any class in the share capital of the Company from time to time.

(dd)	“Termination Date” means:

(i)
in the case of the Option Holder’s resignation from employment or the termination of the Option Holder’s consulting relationship by the Option Holder, the date that the Option Holder provides notice of such resignation or termination to the Company or any of its affiliates; or

(ii)
in the case of the termination of the Option Holder’s employment or consulting relationship by the Company or any of its affiliates for any reason (whether such termination is lawful or unlawful) other than death, the date that the Company or any of its affiliates delivers written notice of such lawful or unlawful termination of the Option Holder’s employment or consulting relationship to the Option Holder; or

(iii)	in the case of the expiry of a fixed-term employment agreement or consulting contract that is not renewed or extended, the last day of the term.

(ee)	“TSX” means the Toronto Stock Exchange.

(ff)
“U.S. Participant” means an Eligible Person who is a citizen of the United States or a resident of the United States, in each case as defined in section 7701(a)(30)(A) and section 7701(b)(1) of the Code.

1.2	Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia.

1.3	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2
PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Officers, Consultants and Employees, to reward such of those Directors, Officers, Consultants and Employees as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and its affiliates and to enable and encourage such Directors, Officers, Consultants and Employees to acquire Common Shares as long term investments.

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2.2	Participation

The Board shall, from time to time and in its sole discretion, determine which of the Eligible Persons, if any, shall be awarded Options.   However, in no case shall (i) the number of securities issuable to insiders (as a group) under the Plan, together with all other security based compensation arrangements of the Company, exceed 10% of the issued and outstanding securities of the Company; or (ii) the number of securities issued to insiders (as a group) within any one year period under the Plan, together with all other security based compensation arrangements of the Company, exceed 10% of the issued and outstanding securities of the Company.

2.3	Notification of Award

Following the award of an Option by the Board, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.  The Administrator shall also advise the Company's Chief Financial Officer of the award and the terms and conditions attached to the award.

2.4	Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of the Plan.  A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

2.5	Limitation

The Plan does not give any Option Holder that is a Director or Officer the right to serve or continue to serve as a Director or Officer of the Company or any of its affiliates nor does it give any Option Holder that is an Employee or Consultant the right to be or to continue to be employed with or have a consulting relationship with the Company or any of its affiliates.

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

3.1	Board to Issue Common Shares

The Common Shares to be issued to Option Holders upon the exercise of Options shall be authorized and unissued Common Shares the issuance of which shall have been authorized by the Board.

3.2A	Number of Common Shares

The maximum aggregate number of Common Shares issuable pursuant to Options awarded under the Plan and outstanding from time to time shall not exceed that number which represents 10% of the issued and outstanding Common Shares from time to time.  For greater certainty, this number includes the number of Common Shares available for awarding Incentive Stock Options (as such term is defined in subparagraph 7.1(d) below) to U.S. Participants pursuant to paragraph 7.2 below.

3.2B	Availability of Common Shares for Subsequent Options

The Company shall, at all times while the Plan is in effect, reserve and keep available such number of Common Shares as shall be sufficient to satisfy the requirements of the Plan.  Common Shares in respect of which Options have expired, were exercised, cancelled or otherwise terminated for any reason shall be

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available for subsequent Options under the Plan and in the case of exercised Options, the Company shall reserve additional Common Shares for issuance pursuant to such Options.

3.3	Term of Option

Subject to such other terms or conditions that may be attached to an Option granted hereunder, an Option Holder may exercise any vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period.  Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date.

3.4	Termination

Subject to subparagraphs (a) to (e) below, the Expiry Date of an Option shall be the date fixed by the Board at the time the particular Option is awarded (the “Fixed Expiry Date”), provided that the Expiry Date shall be no later than the tenth anniversary of the Award Date of such Option:

(a)	Death

If the Option Holder dies while his or her Option is outstanding, then unless otherwise provided for in the Option Certificate, the following shall apply.  The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the date that is six months after the date of the Option Holder’s death.  The Expiry Date for any unvested portion of the Option shall be the date of the Option Holder’s death.  The right to purchase Common Shares under an Option shall not vest after the date of the Option Holder’s death.

(b)	Ceasing to be a Director or Officer

If the Option Holder holds an Option as a Director or Officer and the Option Holder ceases to be a Director or Officer (other than by reason of death), then unless otherwise provided for in the Option Certificate, the following shall apply.  The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 90th day following the date that the Option Holder ceases to be a Director or Officer unless the Option Holder ceases to be a Director or Officer for Cause, in which case the Expiry Date shall be the date that the Option Holder ceases to be a Director or Officer.  The Expiry Date for any unvested portion of the Option shall be the date that the Option Holder ceases to be a Director or Officer.  The right to purchase Common Shares under an Option shall not vest after the date that the Option Holder ceases to be a Director or Officer.

(c)	Ceasing to be an Employee or Consultant

If the Option Holder holds an Option as an Employee or Consultant and the Option Holder ceases to be an Employee or Consultant (other than by reason of death), then unless otherwise provided for in the Option Certificate, the following shall apply.  The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 90th day following the Termination Date unless :

(i)	the Option Holder ceases to be an Employee or Consultant as a result of Cause, in which case the Expiry Date shall be the Termination Date; or

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(ii)
the Option Holder resigns from employment or terminates the Option Holder’s consulting relationship in a manner that is in breach of a written agreement between the Option Holder and the Company or an affiliate of the Company, as applicable, or a policy of the Company or an affiliate of the Company, as applicable, in which case, unless otherwise determined by the Board, the Expiry Date shall be the earlier of the Fixed Expiry Date and the 7th day following the Termination Date.

The Expiry Date for any unvested portion of the Option shall be the Termination Date.  The right to purchase Common Shares under an Option shall not vest after the Termination Date.

(d)	Change of Control

In the event of a Change of Control or impending Change of Control, the Board may, in its sole discretion, deal with outstanding Options in the manner it deems fair and reasonable in light of the circumstances.  Without limiting the generality of the foregoing, the Board may, without any action or consent required on the part of any Option Holder:

(i)
subject to any required TSX approval, deliver a notice to the Option Holder advising the Option Holder that the unvested portion of the Option held by the Option Holder, if any, shall immediately vest;

(ii)
deliver a notice to an Option Holder advising the Option Holder that the Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 10th day following the date of the notice and the Expiry Date for any unvested portion of the Option shall be the date of the notice; or

(iii)	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

(e)	Black Out Expiry Date

If the Expiry Date of an Option falls during, or within 10 days of the end of a trading black out period that has been voluntarily imposed by the Company, then notwithstanding anything else contained in the Plan, any vested portion or portions of the Option then held by the Option Holder shall be exercisable at any time up to but not after the date which is 10 days after the end of the trading black out period.

The foregoing subparagraphs (b) and (c) shall only apply once an Option Holder ceases to fall into any of the categories of Eligible Persons.  The Board and the Administrator shall look to which of the definitions of Employee, Director, Officer or Consultant the Option Holder met immediately prior to the Option Holder ceasing to be an Eligible Person to determine which subparagraph shall apply.  If the Option Holder met more than one definition, then the following shall apply.  If the Option Holder was a Director or Officer, then the Option Holder shall be deemed to hold his or her Option as a Director or Officer regardless of whether the Option Holder was also an Employee or Consultant.

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3.5	Exercise Price

The price at which an Option Holder may purchase a Common Share upon the exercise of an Option shall be as set forth in the Option Certificate issued in respect of such Option and in any event shall not be less than the Market Price of the Common Shares as of the Award Date.  Notwithstanding anything else contained herein, in no case shall the Exercise Price be less than the minimum prescribed by the Regulatory Authorities as would apply to the Award Date in question.

3.6	Additional Terms

Subject to all applicable Securities Laws and the rules and policies of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the award of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate.  These terms and conditions may include, but are not necessarily limited to, providing that an Option or a portion or portions of an Option expire on a certain date, after certain periods of time or upon the occurrence of certain events other than as provided for herein, provided that no Option shall expire more than ten years after the Award Date.

3.7	Assignment of Options

Options may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by paragraph 4.1, exercise the Option within the Exercise Period.

3.8	Adjustments

If:

(a)
the Common Shares are changed into or exchanged for a different number or kind of Shares of the Company or securities of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation;

(b)	a dividend is declared upon the Common Shares, payable in Common Shares (other than in lieu of dividends paid in the ordinary course);

(c)
the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Common Shares, property, evidences of indebtedness or Shares or other securities of the Company (other than Common Shares) or rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or other securities or property of the Company, other than as a dividend in the ordinary course; or

(d)	there is any other change that the Board, in its sole discretion, determines equitably requires an adjustment to be made,

then, subject to any required action by the shareholders of the Company and any necessary approval of the Regulatory Authorities, any term that the Board determines requires adjustment (including the number of Common Shares subject to each outstanding Option and the number of Common Shares that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have again become available for the purposes of the Plan, the Exercise Price of each outstanding Option, as

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well as any other terms that the Board determines require adjustment) shall be adjusted by the Board in an appropriate and proportionate manner, and its determination shall be final, binding and conclusive.  Except as the Board determines, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Common Shares subject to an Option.  No fractional shares shall be issued upon the exercise of an Option and accordingly, if as a result of the adjustment, an Option Holder would become entitled to a fractional Common Share, such Option Holder shall have the right to purchase only the next lowest whole number of Common Shares and no payment or other adjustment shall be made with respect to the fractional interest so disregarded.

3.9	Vesting

The Board may, in its sole discretion, attach a term or condition to a particular Option providing that the Option shall vest over a certain period of time or upon the occurrence of certain events.  The Board may also, in its sole discretion, attach a term or condition to a particular Option providing that the Option shall be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events other than as provided for herein.

ARTICLE 4
EXERCISE OF OPTION

4.1A	Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder.  An Option Holder or the Personal Representative of the Option Holder may exercise the vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option plus any additional amount that the Company advises the Option Holder is required in order to satisfy the Company’s obligations under withholding provisions of applicable income tax laws.

4.1B	Transformation of Stock Option into Share Appreciation Right

Except as otherwise provided in Article 7 applicable to Options held by U.S. Participants, an Option Holder or the Personal Representative of an Option Holder, rather than exercise an Option which the Option Holder is entitled to exercise underparagraph 4.1A, by written notice to the Company may elect (i) to terminate any such Option, in whole or in part, and (ii) in lieu of receiving Common Shares to which the terminated Option relates (the “Designated Shares”), to receive the number of Common Shares, disregarding fractions, which, when multiplied by the weighted average trading price of the Common Shares on the TSX during the five trading days immediately preceding the day of termination (the “Fair Value” per Common Share) of the Designated Shares, has a total dollar value equal to the number of Designated Shares multiplied by the difference between the Fair Value and the Exercise Price per Common Share of the Designated Shares. For the purposes of this paragraph 4.1B, “day of termination” shall be the day on which the Company receives notice from the Option Holder in accordance with the provisions of paragraph 6.7 hereof.  The issuance of Common Shares under this paragraph 4.1B is subject to receipt by the Company of the applicable Option Certificate and any amount that the Company advises the Option Holder is required in order to satisfy the Company’s obligations under withholding provisions of applicable income tax laws.

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4.2	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice or notice under paragraph 4.1B above, as applicable, Option Certificate and certified cheque or bank draft in the amount required by the Company, the Administrator shall cause to be delivered to, or as directed by, the Option Holder a certificate for the Common Shares acquired by the Option Holder.  If the number of Common Shares in respect of which the Option was exercised or terminated is less than the number of Common Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the share certificate for the balance of the Common Shares available under the Option.

4.3	Condition of Issue

The Options and the issue of Common Shares by the Company pursuant to the exercise of Options or transformation of Options into stock appreciation rights are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities with respect to the granting of such Options and the issuance and distribution of such Common Shares, and to all applicable Securities Laws.  The Option Holder agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Company any information, reports or undertakings required to comply with, and to fully cooperate with, the Company in complying with such laws, regulations, rules and policies.

4.4	Taxes

The Board and the Company may take all such measures as they deem appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Common Shares pursuant to the Plan,  or the grant or exercise of Options or the transformation of Options into share appreciation rights under the Plan.  Issuance of Common Shares or delivery of share certificates for Common Shares acquired pursuant to the Plan may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of income tax laws and other applicable laws have been met.  The Company may, in its sole discretion, equalize taxable income realized by expatriates upon the grant, transformation or exercise of Options under the Plan or the issuance of Common Shares pursuant to the Plan.

ARTICLE 5
ADMINISTRATION

5.1	Administration

The Plan shall be administered by the Board.  The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan.  The Board may delegate to the Administrator or any director, officer or employee of the Company such administrative duties and powers as it may see fit.

5.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder.  No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member
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of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

ARTICLE 6
AMENDMENT, TERMINATION AND NOTICE

6.1	Prospective Amendment

The Board may from time to time, by the approval of a majority of the directors, make any amendments or changes to the Plan, fundamental or otherwise, that the Board sees fit in its sole discretion including, without limitation, the following fundamental changes:

(a)	the addition of any form of financial assistance;

(b)	any amendment to a financial assistance provision which is more favourable to Eligible Persons;

(c)	the addition of a cashless exercise feature, payable in cash or securities which does not provide for a full deduction of the number of underlying securities from the Plan reserve; and

(d)	the addition of a deferred or restricted share unit or any other provision which results in Eligible Persons receiving securities while no cash consideration is received by the Company.

No shareholder approval shall be required to make any amendments or changes to the Plan, fundamental or otherwise, other than an increase in the number of Common Shares available for Eligible Persons to acquire under paragraph 3.2A of the Plan, unless specifically required by the TSX.  Any such amendment or change shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to such amendment or change.  For greater certainty, an increase in the number of Common Shares available for Eligible Persons to acquire under paragraph 3.2A of the Plan does not include reloading after exercise under a fixed maximum number or percentage provided the fixed maximum number or percentage is not increased and the Plan otherwise permits reloading.

6.2	Retrospective Amendment

The Board may from time to time retrospectively amend the Plan and, with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options that have been previously granted.

6.3	Amendment to Option

Notwithstanding anything else contained in the Plan and subject to any necessary approval from the Option Holder and the Regulatory Authorities, the Board may in its discretion (a)  extend the Expiry Date of any Option, provided that in no case shall an Option be exercisable later than the tenth anniversary of the Award Date; (b)  alter or change the vesting terms applicable to an Option, including accelerating the vesting schedule to make the Option exercisable immediately, in full; (c)  reduce the Exercise Price; or (d) amend any other term of an outstanding Option.  Disinterested shareholder approval must be obtained for any reduction in the Exercise Price or extension of the Expiry Date if the Option Holder is an insider of the Company at the time of the proposed amendment.

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6.4	Approvals

The Plan is subject to all necessary approvals of the applicable Regulatory Authorities and shareholders.  Notwithstanding any provision contained in the Plan, effective May 21, 2008, the renewal of the Plan must be approved by shareholders every three years, in accordance with TSX policies, and if the renewal approval is not obtained as required by this provision, no further grants of Options may be made under the Plan.  [The renewal of the Plan was approved by shareholders on May 16, 2011.]

6.5	Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination which shall continue to be governed by the provisions of the Plan.

6.6	Agreement

The Company and every Option awarded hereunder shall be bound by and subject to the terms and conditions of the Plan.  By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Company to be bound by the terms and conditions of the Plan.

6.7	Notice

Any notice or other communication contemplated under the Plan to be given by the Company to an Option Holder shall be given by the Company delivering or faxing the notice or other communication to the Option Holder at the last address for the Option Holder in the Company’s records. Any notice or other communication contemplated under the Plan to be given by an Option Holder to the Company shall be given by the Option Holder delivering or faxing to the Company the notice or other communication to the Company at its business office in Vancouver. Any such notice or other communication shall be deemed to have been given on the date on which it was delivered, or in the case of fax, the next business day after transmission.  An Option Holder may, at any time, advise the Company of a change in the Option Holder’s address or fax number.

ARTICLE 7
OPTIONS GRANTED TO U.S. PARTICIPANTS

In addition to the other provisions of the Plan (and notwithstanding any other provision of the Plan to the contrary), the following limitations and requirements shall apply to Options granted to U.S. Participants.

7.1	Definitions

For purposes of this Article 7, the following terms shall have the meanings set forth below:

(a)
“Disability” means, with respect to any U.S. Participant, that such U.S. Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.  The preceding definition of the term “Disability” is intended to comply with, and shall be interpreted consistently with, sections 22(e)(3) and 422(c)(6) of the Code.

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(b)	“Employee” means a person who is an employee of the Company (or of any Subsidiary) for purposes of section 422 of the Code.

(c)
“Fair Market Value” means, with respect to any property (including, without limitation, any Common Share), the fair market value, as of a given date, of such property, determined by such methods or procedures as are established from time to time by the Board.  Unless otherwise determined by the Board, the fair market value of a Common Share as of a given date shall be the Market Price.

(d)	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” pursuant to section 422 of the Code or any successor provision.

(e)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(f)
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each corporation in such chain (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The preceding definition of the term “Parent” is intended to comply with, and shall be interpreted consistently with, section 424(e) of the Code.

(g)
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each corporation (other than the last corporation) in such chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The preceding definition of the term “Subsidiary” is intended to comply with, and shall be interpreted consistently with, section 424(f) of the Code.

(h)
“10% Shareholder” means any person who owns, taking into account the constructive ownership rules set forth in section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or of any Parent or Subsidiary).

7.2	Maximum Number of Common Shares for Incentive Stock Options

Subject to paragraph 3.8 of the Plan, the number of Common Shares available for granting Incentive Stock Options to U.S. Participants under the Plan may not exceed  11,455,072 Common Shares, being 10% of the issued and outstanding Common Shares of the Company as of April 8, 2011.

7.3	Special Requirements Applicable to Nonqualified Stock Options and to Incentive Stock Options granted to U.S. Participants

(a)
The Option Certificate relating to any Option granted to a U.S. Participant shall specify whether such Option is an Incentive Stock Option or a Nonqualified Stock Option.  If no such specification is made, the Option shall be (a) an Incentive Stock Option if all of the requirements under the Code are satisfied or (b) in all other cases, a Nonqualified Stock Option.

(b)	The Exercise Price payable per Common Share upon exercise of an Option shall not be less than 100% of the Fair Market Value of a Common Share on the Award Date

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of such Option.  If the Company is not a public company, Fair Market Value shall be determined by the reasonable application of a reasonable valuation method, as contemplated under section 409A of the Code, taking into consideration factors relevant to such valuation in accordance with regulations under section 409A of the Code and other applicable guidance.

(c)
Any adjustment to or amendment of an outstanding Option granted to a U.S. Participant (including, but not limited to, amendments permitted under Article 6) shall be made so as to comply with, and not create any adverse tax consequences under, section 409A of the Code.

(d)
Paragraph 4.1B of the Plan shall not apply to Options awarded to U.S. Participants.  However, each Option awarded to a U.S. Participant shall include a tandem stock appreciation right subject to the terms set forth in this subparagraph 7.3(d) (a “Tandem SAR”).  A Tandem SAR is a share appreciation right granted in tandem with a related Option, giving the Option Holder the right, in lieu of exercising all or a portion of the related vested Option, to elect to exercise all or the equivalent portion of the related Tandem SAR, and to surrender to the Company such Option or portion thereof, in consideration for an amount equal to the applicable Premium.  For this purpose, “Premium” means, in respect of the exercise of all or a portion of a Tandem SAR and surrender of all or a portion of the related Option, the  amount equal to: (i) the excess of the Market Price times the number of Common Shares that would have been acquired by the Option Holder if the Option (or portion thereof) had been exercised over (ii)  the Exercise Price for such related Option (or portion thereof) times such number of Common Shares.  The election to exercise a Tandem SAR or portion thereof, shall be made by delivering a notice of exercise in such form as may be acceptable to the Administrator.  To the extent all or a portion of a Tandem SAR is exercised, the related Option, or portion thereof, shall terminate and be cancelled at the time of such exercise. The payment of the applicable Premium shall be made in Common Shares, the number of which shall be calculated by dividing the Share Premium by the Market Price of the Common Shares on the exercise date, rounded down to the nearest whole number of Common Shares.  Tandem SARs may only be exercised when the Market Value of a Common Share exceeds the Option Exercise Price.  A Tandem SAR is transferable only when and to the extent the related Option is transferable.

7.4	Special Requirements Applicable to Incentive Stock Options

(a)	An Incentive Stock Option may be granted only to Employees (including a Director or Officer who is also an Employee).

(b)
To the extent that the aggregate Fair Market Value of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under the Plan and all other plans of the Company and of any Parent or Subsidiary of the Company) exceeds US$100,000 or any limitation subsequently set forth in section 422(d) of the Code or any successor provision, such excess shall be considered Non-Qualified Stock Options.

(c)
The Exercise Price payable per Common Share upon exercise of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Common Share on the Award Date of such Incentive Stock Option; provided, however, that, in the case of the award of an Incentive Stock Option to a U.S. Participant who, at the time such Incentive

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Stock Option is awarded, is a 10% Shareholder, the Exercise Price payable per Common Share upon exercise of such Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Common Share on the Award Date of such Incentive Stock Option.

(d)
An Incentive Stock Option shall terminate and no longer be exercisable no later than ten years after the Award Date of such Incentive Stock Option; provided, however, that in the case of an award of an Incentive Stock Option to a U.S. Participant who, at the time such Incentive Stock Option is awarded, is a 10% Shareholder, such Incentive Stock Option shall terminate and no longer be exercisable no later than five years after the Award Date of such Incentive Stock Option.

(e)
To the extent that an Incentive Stock Option is not exercised on or prior to the date that is three (3) months following the date on which the U.S. Participant ceases to be employed by the Company or by a Parent or Subsidiary, except where such termination of employment is a result of death or Disability, such Option shall no longer qualify as an Incentive Stock Option.  For purposes of this subparagraph 7.4(e), the employment of a U.S. Participant who has been awarded an Incentive Stock Option shall not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Administrator that does not exceed ninety (90) days in the aggregate; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such ninety (90) day limitation shall not apply, or (b) a transfer from one office of the Company (or a Parent or Subsidiary) to another office of the Company (or a Parent or Subsidiary) or a transfer between the Company and a Parent or Subsidiary. Nothing in this subparagraph shall have the effect of extending the period during which an Option, including an Incentive Stock Option, otherwise may be exercised pursuant to its terms.

(f)
If a Participant ceases to be an Employee of the Company or a Parent or Subsidiary as a result of Disability (as defined in subsection 7.1(a)), to the extent that an Incentive Stock Option is not exercised on or prior to the date that is one year following the date on which the Participant ceases to be employed by the Company (or a Parent or Subsidiary), such Option shall no longer qualify as an Incentive Stock Option.  For greater certainty, the limitations in this subparagraph govern the tax treatment of an outstanding Option and whether it shall continue to qualify as an Incentive Stock Option. Nothing in this subparagraph shall have the effect of extending the period during which an Option, including an Incentive Stock Option, otherwise may be exercised pursuant to its terms.

(g)	An Incentive Stock Option granted to a U.S. Participant may be exercised during such U.S. Participant's lifetime only by such U.S. Participant.

(h)	An Incentive Stock Option granted to a U.S. Participant may not be transferred, assigned or pledged by such U.S. Participant, except by will or by the laws of descent and distribution.

(i)
No Incentive Stock Option shall be awarded more than ten years after the earlier of the date the Plan is amended to provide for the award of Incentive Stock Options and the date the Plan as so amended is approved by the shareholders of the Company.

(j)	In the event that the Plan as amended to provide for the award of Incentive Stock Options is not approved by the shareholders of the Company within twelve (12) months

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before or after the date on which such amendment is adopted by the Board, any Incentive Stock Option granted under the Plan shall automatically be deemed to be a Nonqualified Stock Option.

The Plan was approved by the Board on April 17, 2006, by the shareholders on May 18, 2006 and by the TSX on May 18, 2006.  It was subsequently amended as follows:

    ●   amended by the Board on February 20, 2007 (accepted by the TSX on March 16, 2007);

    ●   amended by the Board on April 13, 2007 (approved by shareholders on May 16, 2007 and accepted by the TSX on May 16, 2007);

    ●   amended by the Board on April 15, 2008 (approved and confirmed by shareholders on May 21, 2008 and accepted by the TSX on May 21, 2008);

    ●   amended by the Board on May 3, 2010 (approved by shareholders on June 7, 2010 and accepted by the TSX on July 15, 2010); and

    ●   amended by the Board on April 8, 2011 (approved and renewed by shareholders on May 16, 2011 and conditionally accepted by the TSX on April 20, 2011).

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SCHEDULE “A”

ENTRÉE GOLD INC.

OPTION CERTIFICATE

This option certificate (the “Certificate”) is issued pursuant to the provisions of the Entrée Gold Inc. (the “Company”) stock option plan (the “Plan”) and evidences that ● is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to ● common shares (the “Common Shares”) in the capital stock of the Company at a purchase price of $● per Common Share.

For Options awarded to U.S. Participants:  Of the total Common Shares subject to this Option, it is intended that the Option to acquire ______________ Common Shares will be an Incentive Stock Option.

Subject to the provisions of the Plan:

(a)           the Award Date of the Option is ●; and

(b)           the Fixed Expiry Date of the Option is ●.

The vested portion or portions of the Option may be exercised at any time and from time to time from and including the Award Date through to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator of the Plan an Exercise Notice, in the form attached, together with this Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Common Shares in respect of which the Option is being exercised, plus any additional amount that the Company advises the Option Holder is required in order to satisfy the Company’s obligations under withholding provisions of applicable income tax laws.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Option Holder hereby expressly agrees with the Company to be bound by.  This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

The Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto, which the Option Holder hereby expressly agrees with the Company to be bound by.  All terms not otherwise defined in this Certificate shall have the meanings given to them under the Plan.

To the extent that the Option is potentially subject to taxation under either Canada or the United States or both jurisdictions, the Option Holder acknowledges that the Option Holder has had adequate opportunity to obtain advice of independent tax counsel with respect to the tax treatment of the Option (including federal, state and provincial, as applicable).  Furthermore, the Options of non-U.S. Participants that are not subject to the restrictions applicable to U.S. Participants subsequently may become subject to United States federal income tax and such Option Holders are encouraged to seek advice of independent tax counsel to determine the applicability of U.S. tax law to such Options.

U.S. Participants should note that in order to maintain Incentive Stock Option (“ISO”) status for U.S. federal income tax purposes, the Common Shares acquired upon exercise of the ISO cannot be sold or disposed of prior to the later of two years after the date the Option was granted and one year after the Option was exercised. A disposition of Common Shares that fails to meet these holding period

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requirements is referred to as a “Disqualifying Disposition”.  The Option Holder agrees to notify the Company of any Disqualifying Disposition.

U.S. Participants should note that to the extent that the aggregate Fair Market Value (determined at the time the Option was awarded) of the Common Shares with respect to which the Option is exercisable for the first time by the U.S. Participant during any calander year exceeds US$100,000 in accordance with section 422 of the Code, such Option shall be treated as a Non-Qualified Stock Option.

Dated this ● day of ●.

Entrée Gold Inc.                                                               Signature of Option Holder

Per:                                                                                     Per:

    _____________________________       ____________________________
    Plan Administrator                                                           ●

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OPTION CERTIFICATE - SCHEDULE

The additional terms and conditions attached to the Option represented by the Certificate issued to ● (the “Option Holder”) are as follows:

1.	●; and

2.	●.

Entrée Gold Inc.

Per:
    _____________________________
    Plan Administrator

Signature of Option Holder

Per:
    _____________________________
   ●
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SCHEDULE “B”

ENTRÉE GOLD INC.

OPTION EXERCISE NOTICE

TO:	The Stock Option Plan Administrator Entrée Gold Inc. (the “Company”) Suite 1201, 1166 Alberni StreetVancouver, British Columbia, V6E 3Z3

The undersigned hereby irrevocably gives notice, pursuant to the Company’s stock option plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)           all of the Common Shares; or

(b)           ___________________ of the Common Shares;

which are the subject of the Option Certificate attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to the Company in an amount equal to the aggregate Exercise Price of the aforesaid Common Shares exercised plus any additional amount that the Company has advised the Option Holder is required in order to satisfy the Company’s obligations under withholding provisions of applicable income tax laws, and directs the Company to issue the certificate evidencing said Common Shares in the name of the undersigned to be mailed to the undersigned at the following address:

                                ___________________________________

                                ___________________________________

                                ___________________________________

By executing this Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan.  All terms not otherwise defined in this Exercise Notice shall have the meanings given to them under the Plan or the attached Option Certificate.

DATED the ________ day of ____________________, __________.

______________________________
Signature of Option Holder

Name of Option Holder (please print)

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